Exhibit 10.6

IMMUNE DESIGN CORP.

2014 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED OPTION AGREEMENT

Immune Design Corp., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, par value $0.001 per share (the “Option”), to the optionee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”), and in the Company’s 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Optionee Name:

Grant Date:

Number of Shares of Stock Covered by Option:

Option Price per Share of Stock: $        .     (Must be at least 100% of Fair Market Value on the Grant Date)

Vesting Start Date:

Vesting Schedule:

Expiration Date:	(Ten years from the Grant Date)

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this or Agreement should appear to be inconsistent with the Plan.

Optionee:		Date:
(Signature)

Company:		Date:
(Signature)

Title:

Attachment

This is not a share certificate or a negotiable instrument.

IMMUNE DESIGN CORP.

2014 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED OPTION AGREEMENT

Non-qualified Option	This Agreement evidences an award of an Option exercisable for that number of shares of Stock set forth on the cover sheet and subject to the vesting and other conditions set forth in the Agreement and in the Plan. This Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment or similar process.

If you attempt to do any of these things, this Option will immediately become forfeited.

Vesting

The Option will vest in accordance with the vesting schedule shown on the cover sheet so long as you continue in Service on the vesting dates set forth on the cover sheet and is exercisable only as to its vested portion.

No additional shares of Stock will vest after your Service has terminated for any reason.

Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, the Option will become 100% vested (i) if it is not assumed, or equivalent options are not substituted for the Option, by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the 12-month period following the consummation of the Change in Control. If assumed or substituted for, the option will expire one year after the date of your termination of Service, for any reason, within such 12-month period.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company or its successor for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company, or if none, then following (a) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (b) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (c) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment as of the Change in Control or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control. To qualify as an “Involuntary Termination” you must provide notice to the Company of any of the foregoing occurrences within 90 days of the initial occurrence and the Company will have 30 days to remedy such occurrence. To the extent not remedied, you must terminate employment within 60 days following the expiration of the 30 day cure period for such occurrence to constitute an Involuntary Termination.

Forfeiture of Unvested Option/ Term

Unless the termination of your Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or Affiliate and you, you will automatically forfeit to the Company those portions of the Option that have not yet vested in the event your Service terminates for any reason.

Notwithstanding anything in this Agreement to the contrary, your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Expiration of Vested Option After Service Terminates

If your Service terminates for any reason, other than death, Disability or Cause, then the vested portion of your Option will expire at the close of business at Company headquarters on the date that is three months after your termination date.

If your Service terminates because of your death or Disability, or if you die during the three-month period after your termination for any reason (other than Cause), then the vested portion of your Option will expire at the close of business at Company headquarters on the date 12 months after the date of your death or termination for Disability. During that 12-month period, your estate or heirs may exercise the vested portion of your Option.

If your Service is terminated for Cause, then you will immediately forfeit all rights to your entire Option, and the Option will immediately expire.

Forfeiture of Rights	If you should take actions in violation or breach of or in conflict with any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate or any confidentiality obligation with respect to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to this Option, and the Option will immediately expire.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than 100 shares, unless the number of vested shares of Stock purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and in this Agreement.

When you wish to exercise this Option, you must exercise in a manner required or permitted by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise your Option, you must include payment of the option price indicated on the cover sheet for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

•    Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•    Shares of Stock that are owned by you and that are surrendered to the Company. The Fair Market Value of the shares of Stock as of the effective date of the option exercise will be applied to the option price.

•    By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Committee of the Board if you are either an executive officer or a director of the Company).

Evidence of Issuance	The issuance of the shares of Stock upon exercise of this Option will be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration or issuance of one or more Stock certificates.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of shares of Stock acquired under this Option. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise of this Option or sale of shares of Stock arising from this Option, the Company or any Affiliate will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested shares of Stock otherwise deliverable upon exercise of this Option).

Retention Rights	This Agreement and the grant evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate and you, the Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until the shares of Stock have been issued upon exercise of your Option and either a certificate evidencing your shares of Stock have been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Your Option will be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Clawback

This Option is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in settlement of this Option earned or accrued during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into the Agreement by reference.

Certain capitalized terms used in the Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation and/or severance agreement between you and the Company or any Affiliate will supersede this Agreement with respect to its subject matter.

Data Privacy	To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Tax Consequences	The Option is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A and neither the Company, its Affiliates, the Board nor the Committee will have any liability to you for such tax or penalty.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.